Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301


                    TIFFANY RAISES QUARTERLY DIVIDEND BY 33%
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New York, N.Y., May 19, 2005 - Tiffany & Co. (NYSE: TIF) today reported that its
Board of Directors has declared a 33% increase in the quarterly dividend rate on its Common Stock. This action increases the rate from six cents per share per quarter to a new rate of eight cents per share per quarter. The dividend will be paid on July 11, 2005 to stockholders of record on June 20, 2005.

This represents Tiffany's third consecutive year with a dividend increase.

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company's Annual Meeting of Shareholders. He said, "Tiffany is in a strong financial position. The Board's action today demonstrates its confidence in the future."

Company Description
-------------------
Tiffany & Co. (NYSE: TIF) operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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